Exhibit 10.A.28

March 4, 1996


Mr. Fred D. Anderson, Jr.
114 Old Chester Road
Essex Fells, New Jersey  07021


                    Employment Agreement


Dear Mr. Anderson:

           The following sets forth our agreement regarding the terms and provisions of your employment as an officer and employee of Apple Computer, Inc. (the" Company"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 7 of this Agreement.

           1. Commencement of Employment. Your employment under this Agreement shall commence on April 1, 1996 (the "Effective Date").

            2. Position. You shall be employed as Executive Vice President/Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company in Cupertino, California, although you understand and agree that you will be required to travel from time to time for business purposes.

          3.   Compensation.

           (a)   Base  Salary.   As compensation to you  for  all  services
rendered to the Company and its subsidiaries, the Company will pay you a base salary at the rate of not less than five hundred thousand dollars ($500,000) per annum as of the Effective Date. Your base salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive employees.
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     (b)  Bonus.  You shall be eligible to participate in the annual Senior
Executive Bonus Plan (domestic) sponsored by the Company or any successor plan thereto. Such bonus program shall afford you the opportunity to earn an annual bonus for each fiscal year of the Company during your employment. During the Company's Fiscal Year 1996 only, you shall be guaranteed a bonus payout of at least $400,000. During the Company's Fiscal Year 1997 only,
your  target  annual  bonus will be set at 80% of your  base  salary.   The
amount of your target annual bonus thereafter shall be reviewed annually by the Company. Subject to the provision above regarding a guaranteed bonus payout during the Company's Fiscal Year 1996 only, each annual bonus shall be paid to you in accordance with the terms and conditions of the bonus plan then in effect.

            (c) Hiring Bonus. Subject to other provisions of this Agreement, the Company shall pay you a Hiring Bonus in the amount of eight hundred thousand dollars ($800,000). 50% of this Hiring Bonus ($400,000) shall be paid to you within 5 days after the Effective Date of this Agreement. The balance of your Hiring Bonus ($400,000) shall be paid to you within 5 days after the first anniversary of the Effective Date.

           (d) Long-Term Incentive Compensation In consideration of this Agreement, we will recommend to the Apple Computer, Inc. Board of Directors an initial stock option grant of 400,000 shares of Apple Computer, Inc. common stock. Each grant vests over a three year period at 33% increments beginning one year from the grant date and shall at all times be subject to the terms and conditions of the Long-Term Incentive Plan or Arrangement. You shall be eligible to participate in each Long-Term Incentive Plan or Arrangement established by the Company for its executive employees in accordance with the terms and provisions of such Long-Term Incentive Plan or Arrangement. The Company shall revise and restate as appropriate its Long-Term Incentive Plans and Arrangements in order to attract and retain the best qualified executives and officers. You will receive a reasonable amount of incentives under the Company's revised and restated Long-Term Incentive Plans and Arrangements.

           (e) Benefits. You shall be eligible to participate in all employee benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.

          4.   Termination.

           (a) Termination for Cause. If your employment is terminated by the Company for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, you shall be entitled to benefits under the employee plans and arrangements described in Section 3(e) above in accordance with terms and provisions of such plans and arrangements.
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           (b)   Termination Other than for Cause. During the five (5) year period following the Effective Date only, if your employment is terminated by the Company for reasons other than for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued
vacation.   In  addition,  the Company shall pay  you  a  lump  sum  amount depending on the date of your employment termination as follows:

     Termination Date              Amount

     During 1-year period          100% of annual base salary
     following Effective Date      ($500,000)
                                   100% of target bonus
                                   ($400,000)
                                   50% of hiring bonus
                                   ($400,000)

      Following first anniversary  100% of annual base salary
      of Effective Date            100% of target  annual bonus

There shall be no other payments or benefits on termination.

           5. Relocation. The Company will provide you with full executive relocation benefits in accordance with the Company's Relocation Policy for executives. Any additional relocation items or arrangements will be determined in writing as authorized by the Company's Senior Vice President of Human Resources.

           6.    Automobile  Expense.   For  the  first  3  years  of  your
employment, the Company will provide you with an annual automobile expense not to exceed ten thousand dollars ($10,000).

           7. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

           "Cause" shall mean a termination of your employment which is a result of (i) your felony conviction, (ii) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (iii) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you) after a written demand for substantial performance is delivered to you by the Company's Chief Executive Officer, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 10 days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.
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           "Long-Term  Incentive Plan and/or Arrangement"  shall  mean  the
Apple Computer, Inc. 1990 Stock Option Plan, as amended, and any successor plans thereto.

           8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Apple Computer, Inc., 1 Infinite Loop, MS 75-8A, Cupertino, California 95014, Attn.: Gilbert F. Amelio, Chairman and Chief Executive Officer, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          9.   Miscellaneous.

            (a)   Amendments,  Waivers,  Retention  Agreement,  Etc.     No
provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; provided, however, that the Retention Agreement between you and the Company shall supersede this Agreement in its entirety, with the exception of paragraph 3(c) above, upon the Change in Control Date as specified in the Retention Agreement.

           (b) Beneficiaries. If you should die while any amount for accrued salary, vacation, guaranteed bonus during Fiscal Year 1996 only or hiring bonus under paragraph 3(c) of this Agreement would still be payable to you if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or other beneficiary.

           (c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (e) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.
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           (f)   Source  of  Payments.  All payments  provided  under  this
Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

           (g)   Headings.   The headings contained in this  Agreement  are
intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

           (h) Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

                  *       *      *       *

           If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                                        Sincerely,

                                   APPLE COMPUTER, INC.



                                   By_/s/ G.F. Amelio___
                                       Gilbert F. Amelio


Agreed to as of this 4th day of March, 1996.


_/s/ F.D. Anderson______
     Fred D. Anderson, Jr.

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